September 15, 2022

John L. Berisford
S&P Global
john.berisford@spglobal.com

Re:    Separation Agreement and Release
Dear John,
This Agreement and Release (“Agreement”) is between you and S&P Global Inc., including its subsidiaries, divisions and affiliates (collectively, “S&P Global” or the “Company”). Reference is made to the S&P Global Inc. Senior Executive Severance Plan (as amended and restated effective May 8, 2019) (the “Severance Plan”), and to the merger of S&P Global with IHS Markit (the “Merger”), which closed on February 28, 2022 (the “Closing Date”).
1.You and the Company hereby mutually agree that the last day you will be required to report to work will be December 31, 2022 (the “Last Day of Work”); and that your employment will continue until and terminate effective as of the December 31, 2022 (the “Termination Date”), unless your employment is earlier terminated by the Company for Cause (as defined in the Severance Plan) or by you for any reason (other than by reason of your death or disability), in which case this Agreement will be null and void. The Company may, at its discretion, accelerate the Last Day of Work without change to the Termination Date. All of your official positions with the Company will terminate effective as of the Last Day of Work, with the exception of your position as a Director on the board of CRISIL, as described in Section 9(c) below. You agree to cooperate with the Company’s instructions with respect to the transition of your duties and related internal and external communications, and you agree to cooperate with the Company, at the Company’s request, to take any and all actions as may be required by any local law, government agency or other regulatory body relating to your transition and termination from such positions with the Company, including, upon the request of S&P Global from time to time, promptly executing any resignation forms, questionnaires or other similar documents consistent with this Agreement. You will continue to receive your base salary and benefits in effect as of the date of this Agreement through your Termination Date.
2.Subject to the terms and conditions of this Agreement and the Severance Plan, and in return and consideration for (i) remaining actively employed and not engaging in conduct giving rise to Cause, as defined in the Severance Plan, through the Termination Date; (ii) signing and returning this Agreement within twenty-one (21) days of your receipt of this Agreement, as provided in Section 4 below; (iii) not revoking this Agreement during the Revocation Period as provided in Section 5; (iv) re-signing and returning this Agreement on or within five (5) business days after the Last Day of Work, as provided in Section 4 below; (v) not revoking the re-signature during the Revocation period following such re-signing of the Agreement; (vi) the waiver, discharge and general release of all claims, as provided in Section 7 of this Agreement; and (viii) your compliance with all the terms and conditions of this Agreement, including, without limitation, Section 9 below, and subject to the proviso in Section 15 below, you will receive payments and benefits as follows:

(a)Separation Pay. You will receive Separation Pay in the aggregate amount of $975,000, less any deductions required by law or authorized by you (the “Separation Pay”), which Separation Pay will be paid to you as follows:
    (i)    Over the first 12 months following the Termination Date (the “Installments Period”), you will receive an amount equal to $650,000, less any deductions required by law or authorized by you, paid to you in installments in accordance with the Company’s payroll practices in effect from time to time. Subject to any delay in payment required under Section 25 below, installments will commence on the first pay day of the first regular payroll cycle coincident with or next following your Termination Date or, if later, on the first pay day of the first regular payroll cycle coincident with or next following the Effective Date, as defined below (except that if your Return Period (as defined in Section 4) begins in one of your taxable years and ends in another, installments won’t commence until the first pay day of the first regular payroll cycle in the second taxable year); provided that if your installments begin later than the first pay day of the first regular payroll cycle coincident with or next following your Termination Date, any installments that would have been paid or provided to you had your installments started on the first day of the first regular payroll cycle coincident with or next following your Termination Date will be paid or provided to you as part of your first installment payment.
(ii)    The remaining $325,000 of the Separation Pay, less any deductions required by law or authorized by you, will be payable in a lump sum payment on or within 30 days following the first anniversary of your Termination Date.
(b)Benefits Continuation. Your existing elections in all Company-sponsored life, medical, and dental insurance benefit plans will continue during the Installments Period; provided that such continued participation shall be subject to: (i) the terms of those plans (which, for the sake of clarity, permit a former employee to continue coverage during the Installments Period), (ii) such continued participation being permitted by applicable law and not otherwise prohibited under such plans, as determined by the Company and (iii) the Company continuing to offer such plans to similarly situated active employees of the Company and similarly situated active employees continuing to be eligible to participate in or accrue benefits under such plans and programs. Such continued participation will be provided at the “active employee rates,” and your portion of the applicable premium payments will be automatically deducted from your Separation Pay checks during the Installments Period. Your benefits under the 401(k) Savings and Profit Sharing Plan of S&P Global and Its Subsidiaries and the S&P Global 401(k) Savings and Profit Sharing Plan Supplement shall be governed by the terms of such plans. You will also continue to be eligible for financial planning services from Goldman Sachs Ayco Personal Financial Management for up to one year after the Termination Date, paid for by the Company up to a maximum of $15,000 (you will be responsible for any taxes on imputed income).
(c)Lump Sum Benefits Payment. The Company shall pay to you in a lump sum, on the payroll date on or after the first anniversary of your Termination Date, a cash amount equal to $65,000, less any deductions required by law or authorized by you ($32,500 of this gross amount is in addition to Plan benefits, and is provided under the circumstances of your separation of employment in connection with the Merger).
(d)Long-Term Incentive Compensation. Any unvested long-term incentive awards that you hold as of the Termination Date will be settled as follows:

(i)Pre-Closing Awards. Any unvested long-term incentive awards that you hold as of the Closing Date, other than the “Founders Grant” award described below, will vest in full on the Termination Date, and such awards will be distributed (i.e., paid out and deposited in your brokerage account) in accordance with the terms of the 2002 Stock Incentive Plan, as amended, or the 2019 Stock Incentive Plan, as applicable (the “SIP”), and the applicable award documentation.
(ii)Post-Closing Awards. Any unvested long-term incentive awards granted after the Closing Date, other than the Founders Grant as defined below, will be treated in accordance with the terms of the SIP and the applicable award documentation:
(A)    Your long-term incentive awards, if any, will be paid in accordance with the terms of the SIP and the applicable award documentation and will be prorated in accordance with those terms.
(B)    Vesting credit for your long-term incentive awards will continue through the end of your “Separation Period”, which shall mean the 24 month period after the Termination Date during which you receive Retainer Payments as set forth in Section 2(f) below. Under the terms of the SIP, you shall forfeit all unvested long-term incentive awards as of the end of the Separation Period. In accordance with, and subject to the SIP, any vested options as of the end of the Separation Period shall remain exercisable for the period provided for under the terms of the SIP.
(iii)    Founders Grant. You acknowledge and agree that the 2022 Performance-Vesting Restricted Stock Unit award granted to you on March 1, 2022 (the “Founders Grant”) will be forfeited in full.
(e)Lump Sum Payments. Under the circumstances of your separation of employment in connection with the planned Merger, the Company shall make an additional lump sum payment to you, in cash, outside of Plan benefits, in the amount of $2,325,000, less any deductions required by law or authorized by you, within 30 days following the first anniversary of your Termination Date. You acknowledge and agree that you are not eligible for an award under any bonus plan for the 2022 fiscal year, and that the lump sum payment in the preceding sentence is in lieu and replacement of any bonus for which you might otherwise have been eligible.
(f)Retainer Payment. In addition to and outside of Plan benefits, and in consideration of your compliance with the terms of this Agreement, including but not limited to your compliance with the provisions of Sections 9 herein, you will receive payments totaling $2,000,000, less any deductions required by law or authorized by you, paid in 24 equal monthly installments during the 24 month period following the Termination Date (the “Retainer Payment”).
3.You understand and agree that (i) you would not receive the consideration described in this Agreement except for your execution of this Agreement and the fulfillment of the promises contained herein and (ii) the consideration provided in this Agreement exceeds any sums or benefits to which you would otherwise be entitled under any applicable policy, plan and/or procedure of S&P Global or any previous agreement or understanding between you and S&P Global or any of its predecessors.
As described further in Sections 16 and 17, you have the right under Federal law to certain protections for cooperating with or reporting possible legal violations to the Securities and Exchange Commission (the “SEC”) and/or its

Office of the Whistleblower, as well as certain other governmental entities, as well as for internally reporting information that you reasonably believe relates to a possible violation of the securities laws. No provisions in this Agreement are intended to prohibit you from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and you may do so without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement would require you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity.
Further, nothing in this Agreement precludes you from filing a Charge of Discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, you may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that you filed or is filed on your behalf.
4.You are hereby given at least forty-five (45) days from the date you receive this Agreement to consider the terms of this Agreement and to decide whether or not to sign and return this Agreement (the “Return Period”). If you do not sign and return this Agreement by the End of the Return Period, it will automatically be deemed null and void (other than with respect to your rights under Sections 16 and 17) and it will not impose any obligation on the Company or you. You may decide to sign and return this Agreement in less than forty-five (45) days if you wish. As set forth in Section 2 above, the pay and benefits provided in Section 2 above are conditioned on you re-signing and returning this Agreement within five business (5) days following the Termination Date. Attachment 1 to this Agreement contains a statement of the basis for selecting employees for inclusion in the termination program, a listing of the job titles and ages of those employees selected for termination and those employees not selected for termination.
Please send your signed Agreement and your re-signed Agreement to:
Dimitra Manis
Chief People Officer
S&P Global Inc.
dimitra.manis@spglobal.com

5.If you timely sign and return this Agreement as provided above, you will have seven (7) days after signing this Agreement to change your mind and revoke this Agreement (“Revocation Period”). If you timely re-sign and return this Agreement as provided above, you will also have seven (7) days after re-signing to revoke that signature. Such revocation of the re-signature will not eliminate the effectiveness of the release accepted by the initial signing of this Agreement, but will eliminate the effectiveness of the re-signature of the release, and will result in your ineligibility for the severance benefits described in Section 2 above. If you wish to revoke your decision, you must do so by timely delivering written notice of your revocation to:
Dimitra Manis
Chief People Officer
S&P Global Inc.
dimitra.manis@spglobal.com

Your notice of revocation, to be effective, must state that you are revoking your acceptance of this Agreement, or, for the re-signing, your re-signing of the Agreement. If you revoke this Agreement during the Revocation Period following your initial signature, the Agreement will be deemed null and void (other than with respect to your rights under Sections 16 and 17) and it will not impose any obligation on S&P Global or you, and you will not receive any of the payments or benefits described in this Agreement.
6.If you timely sign and return this Agreement and do not revoke it during the Revocation Period, it will become effective on the eighth (8th) day after you sign the Agreement (the “Effective Date” of this Agreement). Your re-signature will likewise become effective on the eighth (8th) day after you re-sign the Agreement.
7.In return for the consideration furnished to you by S&P Global, as set forth in Section 2 and the other consideration furnished to you pursuant to this Agreement, you hereby discharge and generally release S&P Global, including its subsidiaries, divisions and affiliates, their respective successors, predecessors and assigns, and each of their current and former directors, officers and employees, both individually and in their corporate capacities (hereafter collectively known as the “S&P Global Releasees”) from all claims, causes of action, suits, agreements, and damages which you may have now or in the future against the S&P Global Releasees for any act, omission or event occurring up to and including the date on which you sign (including the date you re-sign) this Agreement, including but not limited to, any claims or causes of action you ever had, now have or could have, without limitation, pursuant to: (i) the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, all as amended; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514; Sections 748 (h)(i), 922 (h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. §26(h), 15 U.S.C. §78u-6(h)(i) and 12 U.S.C. §5567(a) but excluding from this release any right you may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program; (ii) the New York State Human Rights Law, New York City Human Rights Law, New York Rights of Persons With Disabilities, New York Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, New York Equal Pay Law, New York Nondiscrimination Against Genetic Disorders Law, New York Labor Law, New York Wage Hour and Wage Payment Laws, and New York Minimum Wage Law, each as amended; and (iii) all other federal, state and local laws, regulations or ordinances regarding civil, human rights, employment, age, retirement, or discrimination and any claim for costs, fees, or other expenses, including attorney’s fees, in connection with any of these matters or any and all common law or contract claims, including but not limited to, any claim for employee benefits. By executing this Agreement, you hereby agree that you will not initiate or maintain any proceeding in any judicial forum relating to any matters covered by this Agreement. This release, however, shall not apply to the performance of S&P Global’s express obligations to you under this Agreement (including obligations under other agreements as expressly stated herein). Both you and S&P Global may institute an action to specifically enforce any term of this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement is intended to waive or release your vested rights under ERISA with regard to any tax qualified plan, or your vested rights through the Termination Date under the terms and conditions of the Company’s benefit plans. In addition, notwithstanding anything herein to the contrary, nothing in this

Agreement is intended to waive or release any rights or claims for indemnification you may have pursuant to any indemnification rights you may have as provided for by the Company under its bylaws.
8.By signing this Agreement, you represent and affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits from the Company to which you are entitled as of the Effective Date and that no other compensation, wages, bonuses, commissions and/or benefits are due to you as of the Effective Date, except as provided for in this Agreement.
9.Post-Employment Obligations.
a.You hereby reaffirm and acknowledge your post-termination obligations under the applicable Agreements for the Protection of Company Interests that you accepted in connection with your acceptance of your long-term incentive awards in and after 2020, and the Terms and Conditions of those awards (the form of the applicable Agreement for Protection of Company Interests is attached as Attachment 2) (such Agreements for the Protection of Company Interests, the “APCI”), and you agree that such obligations (including, without limitation, non-competition and non-solicitation obligations) are incorporated herein and shall continue following the termination of your employment under this Agreement, as amended by subsection 9b of this Agreement.
b.In consideration of the payments and benefits provided under this Agreement, you agree to the following amendments to the APCI: (i) the “Restricted Period” is amended to mean the 24 month period following the Termination Date; and (ii) the phrases “12 months prior to the Termination Date”, “12 months preceding the Termination Date” and “12 months before the Termination Date” are amended to “24 month period preceding the Termination Date”.
c.In consideration of the payments and benefits provided under this Agreement, you agree to continue to serve as a Director on the Board of CRISIL for up to 24 months following the Termination Date. You agree that you will resign such position at the Company’s request, and upon such request you agree to take any and all actions as may be required by any local law, government agency or other regulatory body relating to such resignation.
d.In consideration of the payments and benefits provided under this Agreement, for 24 months following the Termination Date, you agree to respond to requests for information in relation to the transition of responsibilities relating to Integration Management Office and technology in a timely manner as may be reasonably requested by the Company
10.Except as provided in Sections 16 and 17, you hereby agree that the terms of this Agreement, including the attachments and the provisions of this Agreement concerning payment to you of any monies or concerning the provision to you of any other benefits, shall be kept confidential by you and shall not be disclosed to any third party, unless authorized by S&P Global, except that you may disclose such information to your attorney(s), your tax or financial advisor(s) and your spouse or significant other, or as otherwise permitted under this Agreement. You may also disclose this Agreement in an action to enforce this Agreement, and may disclose any post-employment restriction referenced herein to any potential future employer or business partner. You agree to request any permitted third party recipient of any such information to maintain the confidentiality of the terms and provisions of this Agreement.

11.Except as otherwise provided under this Agreement, including in Sections 16 and 17, you agree to maintain the confidentiality of all confidential or proprietary information received by you while an employee of S&P Global, including all information which you know or should know the Company treats as confidential and all information not known to third parties engaged in the same or a similar business as the Company or that gives the Company a competitive advantage, including but not limited to trade secrets. All records, files, documents, software, laptop computer, mobile telephone, equipment, plans, policies, and other like materials relating to S&P Global, or received by you in the course of your employment shall remain the sole property of S&P Global and shall not be copied or turned over to any third party and shall be returned by you to S&P Global at the time specified by S&P Global, but in no event later than the Termination Date. You also understand and agree that because you may be subject to a legal hold/notice to preserve documents and this obligation continues after your employment at S&P Global ends, you will not delete or destroy any of these materials. Notwithstanding the confidentiality terms of this Agreement, nothing herein prevents you from disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing in this Agreement prevents you, in connection with a lawsuit for retaliation by an employer for reporting a suspected violation of law, from disclosing a trade secret to your attorney or from using trade secret information in the court proceeding, as long as you file any document containing a trade secret under seal and do not disclose a trade secret, except pursuant to court order. You may retain copies of documents regarding your compensation, equity, terms of employment, and contact list without violation hereto.
12.Except as provided in Sections 16 and 17, you agree that you will not disparage the S&P Global Releasees in any way, or make or give any comments, statements, opinions, or the like about the S&P Global Releasees. S&P agrees not to authorize any disparaging comments about you to the media. Notwithstanding the preceding sentence, nothing in this Agreement shall prohibit any party from making truthful disclosures to or having any discussions or communications with any governmental agency or entity or any judicial, self-regulatory or other similar body, including but not limited to the U.S. Congress, the Department of Justice, any State Attorney General’s Office, the SEC or any other federal, state or local regulatory or law enforcement authority.
13.With respect to any pending or future litigation or investigations involving S&P Global, to the extent you have information or background about them, to appear and give testimony at depositions and at trial or other proceedings related to such matters, and you agree to provide reasonable cooperation in the provision of information. The Company will reasonably accommodate your reasonable obligations with respect to your cooperation under this Section. S&P Global shall reimburse you for your reasonable out-of-pocket expenses, if any, actually incurred by you in connection with your attendance at any such proceedings. Except as provided in Sections 16 and 17, you agree to promptly notify the S&P Global Legal Department if you are contacted by or on behalf of anyone suing or contemplating suit against S&P Global or otherwise seeking information about your work at S&P Global for such purposes.
14.Except as provided in Sections 16 and 17, if you are contacted for information by, or on behalf of, anyone whom you know to have filed a lawsuit which is then active, or you are subpoenaed or noticed or you consent to testify under oath in a lawsuit with regard to any matter having to do with S&P Global, then you agree to notify S&P Global’s Office of the General Counsel, S&P Global Inc., 55 Water Street New

York, New York 10041, legal@spglobal.com, within seventy-two (72) hours of such event (or as soon as reasonably possible if that timing is impossible), and with such notification you will provide a copy of any legal papers, notice or subpoena received, unless such notification or provision is prohibited by law or by order of a court.
15.In the event that you breach Sections 9, 10, 11, 12, or 13 of this Agreement, you shall forfeit any unpaid severance pay and benefits, you shall be required to repay to the Company any severance payments already made to you, and the Company shall be entitled to pursue any other relief legally available, unless such breach is not willful and does not cause harm to S&P Global or its reputation.
16.Notwithstanding anything to the contrary in Section 9 (relating to post-employment obligations), Section 10 (relating to confidentiality of this Agreement), Section 11 (relating to confidentiality of S&P Global’s confidential or proprietary information), Section 12 (relating to nondisparagement), Section 13 (relating to pending and future litigation or investigations) or Section 14 (relating to contacting S&P Global with respect to legal disputes), or any other provision of this Agreement, or any other agreement between you and the Company, or any provision of any Company code of conduct, employee manual, confidentiality policy, or similar Company document, you have the right to:
(a)report or otherwise respond to or cooperate with an investigation into possible violations of state or federal laws or regulations that have occurred, are occurring, or are about to occur and that may involve the jurisdiction of any governmental agency or entity, including but not limited to the U.S. Congress, the Department of Justice, the SEC and/or its Office of the Whistleblower (www.sec.gov/whistleblower; Office of the Whistleblower Hotline at 202-551-4790), any other similar office of a federal or state agency, the Inspector General of the Equal Employment Opportunity Commission or any other governmental agency that investigates or enforces employment discrimination laws;
(b)report anonymously (either with or without a lawyer) possible violations of the federal securities laws or regulations to any governmental agency or entity;
(c)make disclosures that are protected or required under the whistleblower provisions or other provisions of any relevant federal, state or local law or regulation;
(d)cooperate voluntarily with, or respond to any inquiry from, or provide testimony before, the SEC, or any other federal, state or local regulatory or law enforcement authority;
(e)make reports or disclosures to law enforcement or regulatory authorities without prior authorization of the Company;
(f)make reports or disclosures to law enforcement or regulatory authorities without notifying the Company that you are going to make, or have made, such reports or disclosures;
(g)make reports or disclosures to law enforcement or regulatory authorities without informing the Company of the fact or contents of those reports or disclosures;

(h)make reports or disclosures to law enforcement or regulatory authorities without first notifying the Company of the possible violation of law;
(i)respond truthfully to any valid subpoena;
(j)disclose to law enforcement or regulatory authorities the existence and terms of your agreements (including but not limited to severance and confidentiality agreements, including this Agreement) with the Company; and
(k)not to be asked or required to disclose, directly or indirectly, that you have provided information or documents to law enforcement or regulatory authorities, including but not limited to the SEC.
17.The Company wants you to be aware that:
(a)(i) you have the right not to be retaliated against for reporting, either internally to the Company or to any governmental agency or entity (including, for example, the SEC) information that you reasonably believe relates to a possible violation of the securities laws, (ii) it is a violation of federal law to retaliate against anyone who has reported potential misconduct either internally or to any governmental agency or entity and retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed, and (iii) it is unlawful for the Company to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity;
(b)the Company may not require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, or offer you any kind of inducement, including payment, to do so;
(c)your rights and remedies as an SEC Whistleblower to receive an award from the SEC and your rights and remedies to receive an award from any other federal or state agency pursuant to a similar program, may not be waived by any agreement, policy, or condition of employment, including by a predispute arbitration agreement; and
(d)even if you have participated in possible violations of the federal securities laws, you are eligible to participate in the confidentiality and retaliation protections afforded under the terms of the SEC’s Whistleblower Program, and you may also be eligible to receive an award under the SEC’s Whistleblower Program.
For more information, go to http://www.sec.gov/whistleblower, or call the Office of the Whistleblower Hotline at 202-551-4790. In addition to the benefits under the Whistleblower Program, the SEC also has a Cooperation Program that can result in significant benefits for self-reporting.
18.Nothing in this Agreement (including Sections 16 and 17) prohibits you from voluntarily: (i) reporting possible violations of state or federal laws or regulations that have occurred, are occurring, or are about to occur directly to the Company; or (ii) notifying the Company that you are going to make a report or disclosure to law enforcement, and no such report or notice to the Company will prevent you from exercising your other rights under Sections 16 and 17.

19.In the event you obtain another position with S&P Global prior to the Termination Date (which, for the sake of clarity, must be a position to which you in writing agree to assume), this Agreement shall automatically be deemed null and void (other than with respect to your rights under Sections 16 and 17, and the general release in Section 7) and S&P Global shall have no obligation to make any payments, including any payment of the consideration stated in Section 2 of this Agreement, nor to provide any other benefits under or in connection with this Agreement, provided however that any equity you hold shall continue to be treated under its terms. In the event you obtain a position with S&P Global or its subsidiaries while receiving Separation Pay, then such payments shall cease as of the date you begin such position. If you obtain another position within the Company or subsidiary after receiving a lump sum separation payment, you shall repay to S&P Global any separation pay received in respect of all but the period during which you were separated from employment. You must, as a condition of re-hire, either return the extra separation pay received or agree in writing to a plan to repay the additional amount, which agreement is subject to approval by the Plan Administrator of the Plan.
20.You agree that neither the existence of this Agreement nor the obligation to pay consideration for the release of all claims, as provided in this Agreement, nor any other provision of this Agreement, shall be considered an admission by S&P Global of any liability, violation of law, error or omission.
21.The Company represents that as of the date hereof, it is aware of no breach or omission by you which would impact or alter the obligations made by the Company herein.
22.This Agreement sets forth the entire understanding of the parties concerning its subject matter, and supersedes all prior and contemporaneous understandings, memoranda, representations and agreements. Notwithstanding the foregoing, and except as provided in Sections 16 and 17, nothing in this Agreement shall diminish any prior obligation of confidentiality, non-competition or non-solicitation, if applicable, including any obligation contained in a written agreement between you and S&P Global, S&P Global policy, and applicable law or otherwise. This Agreement may not be modified or amended except by a written instrument that specifically refers to this Agreement and which is signed by both you and an officer of S&P Global. This Agreement shall be subject to, governed by, and enforced under the laws of the State of New York applicable to agreements entered into and wholly to be performed in that State.
23.(a) If a court holds that the duration, scope, or any other restrictions stated in any provision of this Agreement are illegal or unenforceable, then the parties agree that the court will have the power to revise any of those restrictions to cover the maximum period, scope, and/or other restriction as permitted by law.

(b)     If any provision other than the general release set out in Section 7 of this Agreement is held to be unenforceable and cannot be modified to be made enforceable, then such provision will be distinct and severable from the other provisions of this Agreement, and such unenforceability will not affect the validity and enforceability of the remaining provisions. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement.
24.This Agreement may be signed in counterparts, which together shall constitute a single Agreement. This Agreement may be executed and transmitted to any other party by facsimile, pdf or other electronic method, which shall be deemed to be, and utilized in all respects as, an originally executed document.

25.This Agreement is intended to comply with, and payments and benefits hereunder are intended to comply with or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) and shall be construed and interpreted in accordance with such intent. Without limiting the preceding sentence, to the fullest extent applicable, payments under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A in accordance with one or more of the exemptions available under the Treasury Regulations promulgated under Section 409A, including, without limitation, the short-term deferral exception in Treasury Regulations Section 1.409A-1(b)(4). To the extent that any amount payable pursuant to this Agreement is “nonqualified deferred compensation” subject to Section 409A, it shall be paid in a manner that will comply therewith, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect to Section 409A (the “Guidance”). Your Last Day of Work is intended to be your “separation from service” within the meaning of Section 409A. You are a “Specified Employee” within the meaning of Section 409A and any payment of non-qualified deferred compensation shall be delayed until the earlier of six months after your separation from service or your death. In the event that any provision of this Agreement would fail to satisfy the requirements of Section 409A and the Guidance, S&P Global shall be permitted to reform this Agreement to maintain to the maximum extent practicable the original intent thereof without violating the requirements of Section 409A or the Guidance. Anything in this Agreement to the contrary notwithstanding, each payment under this Agreement shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A.
All reimbursements of expenses, if any, payable to you pursuant to the provisions of this Agreement, that are taxable income to you shall be paid in no event later than the end of the calendar year following the calendar year in which you incur the expense. With regard to any provision herein that provides for reimbursement of expenses or “in-kind benefits” (as defined in Treasury Regulation Section 1.409A-1(p) (or any successor provision)), except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement or of in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other taxable year.
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26.By signing below, you hereby agree and affirm that you: (i) have carefully read this Agreement in its entirety; (ii) are hereby given and have had an opportunity to consider fully the terms of this Agreement for at least forty-five (45); (iii) are hereby advised by the Company to consult with an attorney of your choosing in connection with this Agreement; (iv) are hereby advised to discuss and have discussed this Agreement with your independent legal counsel, or have had a reasonable opportunity to do so, and have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; (v) fully understand the significance of all of the terms and conditions of this Agreement; and (vi) are signing this Agreement voluntarily and of your own free will and you assent to all the terms and conditions contained herein. You further agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original forty-five (45) calendar day consideration period.
Sincerely,

/s/ Dimitra Manis
Dimitra Manis
Chief People Officer

ACCEPTED AND AGREED:

Signature: /s/ John L. Berisford        Date: September 15, 2022
John L. Berisford

RE-EXECUTED AND AGREED:
Signature: _________________        Date: _________________
John L. Berisford

Attachment 1

A.Reason for Termination Program:
In connection with the merger (“Merger”) between S&P Global Inc. (“S&P Global”) and IHS Markit Ltd. (“IHS Markit”) (together the “Company”), a review was conducted of the S&P Global Operating Committee and the IHS Markit Executive Committee, excluding the general counsel and chief legal officers,1 to form an Executive Committee for the combined Company upon the closing of the Merger to align with the Company’s business needs, structure and operating model. This will result in the elimination of certain positions in connection with restructuring the Executive Committee for the combined Company. The individuals selected to be impacted by this restructuring were selected based on an evaluation of the following possible factors: job elimination, relative responsibilities and experience as they relate to current and expected business needs.

B.Individuals selected for inclusion in termination program (US only)1:

Job Title	Age[2]
S&P Global
Chief Public and Government Affairs Officer	46
Lead of Integration Management Office	58
IHS Markit
Chief Financial Officer	51
General Counsel[1]	51
Chief People Officer	46
Head of Global Energy and Natural Resources[3]	59

C.Individuals ineligible or not selected for inclusion in termination program (US only):

Job Title	Age[2]
S&P Global
Chief Legal Officer[1]	57
Chief Risk & Compliance Officer	56
Chief Purpose Officer	56
Chief Information Officer	55
CEO S&P Dow Jones Indices	53
Chief Financial Officer	52
President, S&P Ratings Services & ESG	46
President, S&P Global Commodity Insights	46
IHS Markit
Vice Chairman	74
EVP, IHS Markit and President, Financial Services	52

1      Selection relating to the leader of the legal function was handled separately on an individualized basis, and so is not deemed necessary for this disclosure. Nevertheless, those ages and titles are included to provide information relating to the full Executive Committee.
2     Ages as of February 28, 2022.
3 Exit with business divestiture.

Attachment 2

[Agreement for Protection of Company Interests
(for the United States, excluding Massachusetts)]

For the United States, Excluding Massachusetts

AGREEMENT FOR THE PROTECTION OF COMPANY INTERESTS

By accepting the terms and conditions of a long-term incentive award from S&P Global Inc. (the "Award"), to which this Agreement for the Protection of Company Interests ("Agreement") is attached, you (the Employee referenced in the terms and conditions to which this Agreement is attached, hereinafter "you" or "your") agree, for good consideration stated herein, including but not limited to your rights under the Award and your access to Confidential Information, you and S&P Global Inc., including its divisions, subsidiaries and affiliates ("S&P Global" or the "Company") as follows:

1.Acknowledgements. You acknowledge and agree that, in connection with your responsibilities as an employee and senior executive at the Company, you have or will have, among other things, access to confidential information and/or developed relationships and connections (whether with clients, customers, suppliers and/or employees) at the expense of S&P Global that would provide an unfair competitive advantage if you left the Company and thereafter provided services to a competitor of S&P Global. You therefore agree that the post-employment restrictions contained in this Agreement: (a) are reasonably tailored to protect S&P Global's legitimate business interests in light of your position and duties within the Company, the unique and valuable resources that S&P Global invests in your training, and the fact that the value of the Award is calculated to include special consideration for the undertakings in this Agreement; (b) do not unfairly or unreasonably prohibit you from seeking and obtaining employment opportunities following employment with S&P Global and you intend that the post-employment restraints contained in this Agreement operate to the maximum extent; and (c) are a material condition of being granted the Award.

2.Confidentiality. During the course of your employment, you have had and will have access to non-public financial, proprietary, commercial, business and/or technical information relating to S&P Global (collectively, "Confidential Information"). In addition, you understand that the Company will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty by the Company to maintain the confidentiality of such information. You agree to keep confidential, both during and at all times after employment, all Confidential Information and Third Party Information, and that you will not disclose any such information (except as required by applicable law or regulatory authority, pursuant to Section 4 below, or for the proper performance of your duties and responsibilities for the Company). You further agree to abide by your confidentiality obligations, both during and at all times after employment, which apply under applicable law, to which you acknowledge agreeing in the Company's Code of Business Ethics (the "COBE"), and to which you may agree under other applicable policies or agreements that you may accept or acknowledge as an employee of the Company.

3.Conflicts of Interest. During your employment with the Company, you acknowledge and agree that that you have a duty of loyalty under applicable law and under the COSE, and that, during your employment, you will not, directly or indirectly, engage in business activities that compete with the Company, solicit Company clients to move S&P Global business or business opportunities to an entity other than the Company, or solicit employees to leave S&P Global.

4.Whistleblower Protections; Defend Trade Secrets Act. Notwithstanding anything to the contrary in this Agreement, including under Sections 2 and 3, above, the COBE, or any other agreement with or policy of the Company, nothing in any of the Company's policies or in any applicable employment agreement limits your ability to communicate directly with and provide information , including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the "SEC") or any other federal, provincial, state, local or other applicable governmental agency or commission ("Government Agency") regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for such communications and nothing herein requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency. In addition, pursuant to the Defend Trade Secrets Act of 2016, you will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to their attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.

5.Non-Competition. During the Restricted Period, as defined below, you agree not to, directly or indirectly, provide Restricted Services, as defined below, whether as an employee , worker, independent contractor, volunteer, director, owner, advisor, partner, or otherwise, to any entity that provides products or services that compete with any S&P Global products or services (such entity, a "Competitor") within the Restricted Area, as defined below, except with prior written approval from the Company. Nothing herein shall prevent you from owning up to 2% interest in a publicly traded company which sells or engages in services that compete with S&P Global. In addition, nothing herein shall prevent you from acting as an officer, employee, agent, independent contractor or consultant to a Competitor which engages in multiple lines of business, one or more of which may compete with S&P Global products or services, if you have no direct or indirect involvement, participation, oversight or responsibility with respect to the unit, division, group, or other area of operations which cause such entity to be a Competitor.

a.The "Restricted Period" shall mean 12 months following the termination of your employment with the Company for any reason (the "Termination Date").

b."Restricted Services" shall mean services of any sort that relate to S&P Global products or services about which, during the 12 months prior to the Termination Date: (i) you or a person under your chain of command had responsibilities in the course of employment with the Company (including, without limitation, responsibilities relating to research and development, operations, provision of products or services, planning, marketing, sales, relationship management, compliance, risk, or finance), or (ii) you obtained confidential information.

c.The "Restricted Area" shall mean any country or countries in which S&P Global provides products or services that fall within the definition of Restricted Services, and in which S&P Global provided such services during the 24 months prior to the Termination Date.
d.Notice of Competition. You agree to provide the Company with at least thirty (30) days written notice before commencing any position that would involve your provision of Restricted Services to a Competitor during the Restricted Period, and to respond truthfully to any inquiry by S&P Global regarding your plans or opportunities to join a Competitor during the Restricted Period.

6.Non-Solicitation of Clients. During the Restricted Period (as defined above), you agree not to, either on your own account or on behalf of any other person, firm, company, organization or entity, directly or indirectly interfere with the relationship between S&P Global and any of its clients or prospective clients in the Restricted Area (as defined above) by directly or indirectly soliciting any client or prospective client with respect to Restricted Services (as defined above). This restriction shall only apply to clients or prospective clients with which you had substantial business-related or business-sponsored contact in the 12 months preceding the Termination Date. For purposes of this Section 6, "prospective client" means any firm, company or person whose business or investment S&P Global has tried to solicit at any time during the 12 months before the Termination Date and to whom, during that period, you have made a presentation or a pitch, and/or with whose potential custom, investment or business you were personally concerned at any time during that period, and/or in respect of whom you had access to confidential information as of the Termination Date.

7.Non-Solicitation of Employees. During the Restricted Period (as defined above), you agree not to, either on your own account or on behalf of any other person, firm, company, organization or entity, directly or indirectly participate in poaching, recruiting or soliciting any S&P Global employee in the Restricted Area (as defined above) to leave S&P Global, provided that, in the 12 months preceding your Termination Date, you had substantial contact or business dealings with such employee, direct or indirect management authority over such employee, and/or access to confidential information about such employee.

8.Compensation and Waiver. If the law of the country, province, state or locality in which you work as of the date that this Agreement is accepted requires that you be paid additional compensation during the term of the restrictions set forth in this Agreement, then such compensation shall be paid in accordance with and to the extent required by applicable law. To the fullest extent permitted by applicable law, the Company may, in its sole and absolute discretion and with or without advance notice (except as may be required by applicable law), elect to waive all or a portion of the restriction periods in this Agreement, and in doing so may decline to pay any compensation required in relation to any such waived restrictions. Any such waiver will only be effective if in writing by a member of the S&P Global Inc. Operating Committee (or its equivalent).

9.Disclosure of this Agreement. During the Restricted Period, you agree to notify any Competitor with whom you discuss the possibility of a relationship about the terms and existence of the restrictions in this Agreement.

10.Intellectual Property. You agree to assign, and hereby assign, all intellectual property rights all ideas, inventions and designs conceived or reduced to practice by you while employed and which: (a) result from any work performed by you for the Company, (b) relate to the Company's then-existing business or demonstrably anticipated research or development, or (c) were made with the Company's equipment, supplies, facilities or trade secret information. All such ideas, inventions and designs shall be disclosed on a timely basis to the Company and title to such inventions, ideas and designs, including all intellectual property rights, shall be owned by S&PGlobal.

11.Enforcement and remedies. You acknowledge and agree that any breach or threatened breach of this Agreement is likely to cause S&P Global substantial and irreparable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement, and you hereby waive the adequacy of a remedy at law as a defense to such relief.

12.Miscellaneous.

a.Disclosure of this Agreement. During your employment and for 12 months after the Termination Date, you agree to notify any Competitor with whom you discuss the possibility of a relationship of the terms and existence of this Agreement.

b.Survival of Other Obligations; Understanding of Obligations. Your obligations under this Agreement are in addition to, and do not derogate from, any obligation to which you may be subject under any prior agreement with the Company (including, without limitation, any post-employment non-competition and non-solicitation obligations), applicable law or any Company policy. You acknowledge and agree that any prior agreements containing post employment restrictive covenants continue in full force and effect, that you understand that the scope of such covenants may differ from those herein, and that you understand all of the obligations to which you have agreed.

c.Successors and assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company's assets or business; provided, however, that your obligations are personal and shall not be assigned by you. You expressly consent to be bound by the provisions of this Agreement for the benefit of any S&P Global entity to whose employ you may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

d.Severability and modification. In case any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby. In addition, to the greatest extent allowed by law, any restriction deemed overbroad or unreasonable by a court shall be modified and limited to extent necessary to make them effective, and shall be enforced as modified.

e.No Implied Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. Any waiver of any of the obligations in this Agreement must be in writing from a member of the S&P Global Inc. Operating Committee (or its equivalent). A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

f.Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the state of New York (or, if appropriate, a federal court located within New York) and the Company and you each consent to the jurisdiction of such a court. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum.

g.Understanding and Amendment. You acknowledge and agree that you understand all of the obligations to which you have agreed herein, that all such obligations are reasonable for the protection of the Company's and S&P Global's legitimate business interests, and that you have had the opportunity to consult with your own legal counsel prior to signing this Agreement. You acknowledge and agree that there are no verbal or oral understandings that modify the terms of this Agreement. This Agreement may not be modified, changed, or discharged in whole or in part, except by an agreement in writing signed by you and the Company.

h.Other Terms of Employment Continue. Except as expressly stated herein, nothing in this Agreement alters or amends your existing terms and conditions of employment. For the avoidance of doubt, nothing herein implies the existence of a term of employment, or alters the "at-will" relationship of your employment.

i.Captions/Section Headings. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

The terms of this Agreement, as applicable to you based on where you are employed at the time that you accept the Terms and Conditions of the Award, are incorporated into and are part of the terms and conditions to which it is an attachment. By accepting the Terms and Conditions of the Award, you represent that you understand and accept the terms of this Agreement.